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                                                                    Exhibit 23.1



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of VidaMed, Inc. for the registration of 8,740,000 shares of its common stock and 2,090,320 shares of common stock issuable upon exercise of warrants and to the incorporation by reference therein of our report dated January 15, 1999 (except for Note 1, under the caption "Liquidity," and Note 13, as to which the date is August 25, 1999), with respect to the consolidated financial statements and schedule of VidaMed, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP

Palo Alto, California
January 21, 2000